Exhibit 23.2

Consent of Independent Auditors

Our auditors’ report in connection with our audit of the consolidated balance sheet of ClearStory Systems, Inc. as of March 31, 2005 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended March 31, 2005 is included with the financial statements in ClearStory Systems, Inc. Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005. Such Form 10-KSB is incorporated by reference in the Registration Statement on Form S-8 for the INSCI Corp. CONSULTANT NONQUALIFIED STOCK OPTION AGREEMENTS containing a Reoffer Prospectus relating to those Nonqualified Stock Option Agreements. We consent to the incorporation by reference of our above-mentioned auditors’ report by virtue of the incorporation by reference of the above-mentioned Form 10-KSB.

/s/ Miller Ellin & Company, LLP

MILLER ELLIN & COMPANY, LLP